SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 18, 2001

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces First Quarter Outlook

Jasper, IN (September 18, 2001) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its first quarter fiscal 2002 ending September 30, 2001. Kimball's first quarter results are scheduled to be released on Thursday, October 18, 2001, prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects its earnings for the first quarter of fiscal 2002 to be $0.09 to $0.13 per Class B share. This estimate is inclusive of costs associated with executing the Company's restructuring plan announced in June, including adjustments to original cost estimates and costs expensed as incurred during the first quarter, which together are projected to reduce earnings by approximately $0.01 per share. The projected earnings per share for the first quarter would be a reduction from earnings of $0.28 per Class B share reported during the same period one year ago. The recent terrorist attacks on the United States have increased uncertainty with respect to the Company's short-term forecast capability. While overall economic and commerce consequences are impossible to predict at this time, the Company believes this event could negatively impact its short-term sales and earnings flow, including the remainder of the first quarter. This potential reduction is reflected in the above earnings projection. The estimated decline in earnings from the year ago comparable period is primarily driven by the slower economy and a resulting reduction in sales volumes in both the Electronic Contract Assemblies and the Furniture and Cabinets segments. The Company is also projecting continued margin pressure driven by a reduction in sales volumes, a shift in the sales mix to lower margined products and start-up inefficiencies associated with the production of new products as the Company continues to expand its contract customer base.

Kimball International will conduct a conference call on Thursday, October 18, 2001 following the release of its first quarter fiscal 2002 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about October 11, 2001.

The above first quarter fiscal 2002 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, delayed or lost sales relating to overall commerce interruptions resulting from the recent terrorist attacks on the United States, successful execution of the Company's restructuring plan, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2001.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: September 18, 2001